Exhibit 10.3

CONFIDENTIAL

GENERAL RELEASE BY JOSEPH J. KOHAUT

Definitions. I intend all words used in this General Release by Joseph J. Kohaut (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	BUCA means BUCA, Inc. and any company related to BUCA, Inc. in the present or past, including without limitation, its predecessors, successors, parents, subsidiaries, affiliates, and divisions.

C.	Company means BUCA; the present and past officers, directors, committees, and employees of BUCA; any company providing insurance to BUCA in the present or past; the present and past fiduciaries of any employee benefit plan sponsored or maintained by BUCA (other than multiemployer plans); and anyone who acted on behalf of BUCA or on instructions from BUCA.

D.	Agreement means the Separation Agreement between BUCA and me that I am executing on the same date on which I execute this Release, including all of the documents attached to the Agreement.

E.	My Claims mean all of my rights that I now have to any relief of any kind from the Company, including without limitation:

1.	all claims arising out of or relating to my employment with BUCA or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Minnesota Human Rights Act, and any workers’ compensation non-interference or non-retaliation statutes;

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of

EXHIBIT A

CONFIDENTIAL

good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, vacation pay, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Release, including any claims that BUCA has breached the terms of the Agreement.

Agreement to Release My Claims. I will receive consideration from BUCA as set forth in the Agreement if I sign and do not rescind this Release as provided below. I understand and acknowledge that that consideration is in addition to anything of value that I would be entitled to receive from BUCA if I did not sign this Release or if I rescinded this Release. In exchange for that consideration I give up all of My Claims. I will not bring any lawsuits against the Company or make any demands against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims.

Additional Agreements and Understandings. Even though BUCA will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this

CONFIDENTIAL

Release. If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within 15 days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.

Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to BUCA by hand or by mail. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to BUCA by hand or by mail within the 15-day rescission period. All deliveries must be made to BUCA at the following address:

Cindy Rodahl

Vice-President, Family Resources

BUCA, Inc.

1300 Nicollet Mall

Suite 5003

Minneapolis, MN 55403

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be:

(1)	postmarked within the period stated above; and

(2)	properly addressed to BUCA at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with BUCA. No child support orders, garnishment orders, or other orders requiring that money owed to me by BUCA be paid to any other person are now in effect.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release and the Agreement to be legally binding.

Dated: April 20, 2005.	/s/ Joseph J. Kohaut
Joseph J. Kohaut